Exhibit 10.4

CAPELLA EDUCATION COMPANY

Non-Statutory Stock Option Award Agreement
Under the 2014 Equity Incentive Plan

Capella Education Company (the “Company”), pursuant to its 2014 Equity Incentive Plan (the “Plan”), hereby grants to you, the Optionee named below, an Option to purchase the number of shares of the Company’s common stock shown in the table below at the specified exercise price per share. The terms and conditions of this Option Award are set forth in this Agreement, consisting of this cover page and the Option Terms and Conditions on the following pages, and in the Plan document, a copy of which has been provided to you. To the extent any capitalized term used in this Agreement is not defined, it shall have the meaning assigned to it in the Plan as it currently exists or as it may be amended in the future.

Name of Optionee:**[_______________________]
No. of Shares Covered:**[_______]	Grant Date:__________, 20__
Exercise Price Per Share:$**[______]	Expiration Date:__________, 20__
Vesting and Exercise Schedule:
Dates	Number of Shares as to Which Option Becomes Vested and Exercisable

By signing below or otherwise evidencing your acceptance of this Agreement in a manner approved by the Company, you agree to all of the terms and conditions contained in this Agreement and in the Plan document. You acknowledge that you have reviewed these documents and that they set forth the entire agreement between you and the Company regarding your rights and obligations in connection with this Option Award.

OPTIONEE:    CAPELLA EDUCATION COMPANY

By:________________________________
Title:_______________________________

Capella Education Company
2014 Equity Incentive Plan
Non-Statutory Stock Option Award Agreement

Option Terms and Conditions

1.	Non-Qualified Stock Option. This Option is not intended to be an “incentive stock option” within the meaning of Section 422 of the Code and will be interpreted accordingly.

2.	Vesting and Exercisability of Option.

(a)
Scheduled Vesting. This Option will vest and become exercisable as to the number of Shares and on the dates specified in the Vesting and Exercise Schedule on the cover page to this Agreement, so long as your Service to the Company and its Affiliates does not end. The Vesting and Exercise Schedule is cumulative, meaning that to the extent the Option has not already been exercised and has not expired, terminated or been cancelled, you or the person otherwise entitled to exercise the Option as provided in this Agreement may at any time purchase all or any portion of the Shares that may then be purchased under that Schedule.

(b)
Accelerated or Continued Vesting. Vesting and exercisability of this Option (i) will be accelerated as provided in Section 6(e) of the Plan if your Service terminates due to your death or Disability prior to the expiration of the Option; (ii) will continue as provided in Section 6(e) of the Plan if your Service terminates due to your Retirement prior to the expiration of the Option; and (iii) will or may be accelerated in connection with a Change of Control under the circumstances and to the extent described in Sections 12(b) and 12(c) of the Plan, or at the discretion of the Committee in accordance with Section 3(b)(2) of the Plan.

3.	Expiration. This Option will expire and will no longer be exercisable at 4:00 p.m. Central Time on the earliest of:

(a)	the Expiration Date specified on the cover page of this Agreement;

(b)	the last day of any applicable period specified in Section 6(e), Section 12(b) or Section 12(c) of the Plan following your termination of Service during which this Option may be exercised;

(c)	the date (if any) fixed for termination or cancellation of this Option pursuant to Sections 12(b) or 12(c) of the Plan;

(d)	the date of your termination of Service for Cause; or

(e)	the date of any determination made by the Company pursuant to Section 16(b) of this Agreement.

4.
Service Requirement. Except as otherwise provided in Section 3(b) of this Agreement, this Option may be exercised only while you continue to provide Service to the Company or any Affiliate, and only if you have continuously provided such Service since the Grant Date.

5.
Exercise of Option. Subject to Section 4, the vested and exercisable portion of this Option may be exercised by delivering written or electronic notice of exercise to the Company at the principal executive office of the Company, to the attention of the Company’s Corporate Secretary or the party designated by such officer (which written or electronic notice will be in such form as may be provided by the Company and shall state the number of Shares to be purchased, the manner in which the exercise price will be paid and the manner in which the Shares to be acquired are to be delivered, and must be signed or otherwise authenticated by the person exercising this Option), or by such other means as the Committee may approve. If the person exercising this Option is not you, he/she also must submit appropriate proof of his/her right to exercise this Option.

6.	Payment of Exercise Price. When you submit your notice of exercise, you must include payment of the exercise price of the Shares being purchased through one or a combination of the following methods:

(a)    cash (including check, bank draft or money order payable to the Company);

(b)    to the extent permitted by law, a broker-assisted cashless exercise in which you irrevocably instruct a broker to deliver proceeds of a sale of all or a portion of the Shares for which the Option is being exercised (or proceeds of a loan secured by such Shares) to the Company in payment of the purchase price of such Shares;

(c)
by delivery (either actually or by attestation) to the Company or its designated agent of unencumbered Shares having an aggregate Fair Market Value on the date of exercise equal to the purchase price of the Shares for which the Option is being exercised; or

(d)
by directing the Company to withhold a number of Shares otherwise issuable to you upon such exercise having an aggregate Fair Market Value on the date of exercise equal to the purchase price of the Shares for which the Option is being exercised.

However, if the Committee determines, in any given circumstance, that payment of the exercise price with Shares would have adverse accounting or other consequences for the Company, you will not be permitted to pay any portion of the exercise price in that manner.

7.
Withholding Taxes. You may not exercise this Option in whole or in part unless you make arrangements acceptable to the Company for payment of any federal, state, local or foreign withholding taxes that may be due as a result of the exercise of this Option. You hereby authorize the Company (or any Affiliate) to withhold from payroll or other amounts payable to you any sums required to satisfy such withholding tax obligations, and otherwise agree to satisfy such obligations in accordance with the provisions of Section 14 of the Plan. If you wish to satisfy some or all of such withholding tax obligations by delivering Shares you already own or by having the Company retain a portion of the Shares being acquired upon exercise of the Option, you must make such a request which shall be subject to approval by the Committee. Delivery of Shares upon exercise of this Option is subject to the satisfaction of applicable withholding tax obligations.

8.
Delivery of Shares. As soon as practicable after the Company receives the exercise notice and payment of the exercise price provided for above, and determines that all conditions to exercise, including Section 7 of this Agreement, have been satisfied, it will arrange for the issuance and delivery of the Shares being purchased. Delivery of the Shares shall be effected by the issuance of a stock certificate, by an appropriate entry in the stock register maintained by the Company’s transfer agent with a notice of issuance provided, or by the electronic delivery of the Shares to a designated brokerage account. The Company will pay any original issue or transfer taxes with respect to the issuance and delivery of the Shares to you, and all fees and expenses incurred by it in connection therewith. All Shares so issued will be fully paid and nonassessable. Notwithstanding anything to the contrary in this Agreement, the Company will not be required to issue or deliver any Shares prior to the completion of such registration or other qualification of such Shares under any state or federal law, rule or regulation as the Company may determine to be necessary or desirable.

9.
Transfer of Option. During your lifetime, only you (or your guardian or legal representative in the event of legal incapacity) may exercise this Option except in the case of a transfer described in the next sentence. You may not assign or transfer this Option other than (i) a transfer upon your death in accordance with your will, by the laws of descent and distribution or pursuant to a beneficiary designation submitted in accordance with Section 6(d) of the Plan, (ii) pursuant to a qualified domestic relations order, or (iii) by gift to any “family member” (as defined in General Instruction A(5) to Form S-8 under the Securities Act of 1933) of yours. Following any such transfer, this Option shall continue to be subject to the same terms and conditions that were applicable to this Option immediately prior to its transfer and may be exercised by such permitted transferee as and to the extent that this Option has become exercisable and has not terminated in accordance with the provisions of the Plan and this Agreement.

10.
No Shareholder Rights Before Exercise. Neither you nor any permitted transferee of this Option will have any of the rights of a shareholder of the Company with respect to any Shares subject to this Option unless and until Shares are issued and delivered to you upon exercise of the Option as provided in Section 8.

11.
Discontinuance of Service. This Agreement does not give you a right to continued Service with the Company or any Affiliate, and the Company or any such Affiliate may terminate your Service at any time and otherwise deal with you without regard to the effect it may have upon you under this Agreement.

12.
Governing Plan Document. This Agreement and Option are subject to all the provisions of the Plan, and to all interpretations, rules and regulations which may, from time to time, be adopted and promulgated by the Committee pursuant to the Plan. If there is any conflict or inconsistency between the provisions of this Agreement and the Plan, the provisions of the Plan will govern.

13.	Choice of Law. This Agreement will be interpreted and enforced under the laws of the state of Minnesota (without regard to its conflicts or choice of law principles).

14.	Binding Effect. This Agreement will be binding in all respects on your heirs, representatives, successors and assigns, and on the successors and assigns of the Company.

15.
Notices. Every notice or other communication relating to this Agreement shall be in writing and shall be mailed to or delivered to the party for whom it is intended at such address as may from time to time be designated by it in a notice mailed or delivered to the other party as herein provided. Unless and until some other address is so designated, all notices or communications by you to the Company shall be mailed or delivered to the Company at its office at 225 South Sixth Street, 9th Floor, Minneapolis, MN 55402, fax 612.977.7050, and all notices or communications by the Company to you may be given to you personally or may be mailed to you at the address indicated in the Company's records as your most recent mailing address.

16.	Forfeiture Events.

(a)     By accepting this Option, you agree that during the period during which you provide Service to the Company and its Affiliates, and for twelve months following the date such Service ends (the “Restricted Period”) for any reason whatsoever, you will not, directly or indirectly:

(1)	perform services for any Competitive Business as employee, consultant, contractor or otherwise;

(2)	solicit or attempt to solicit any employee or independent contractor of the Company to cease working for the Company;

(3)	use or disclose to any person any Confidential Information for any purpose;

(4)
take any action that might divert any opportunity from the Company or any of its Affiliates, successors or assigns (the “Related Parties”) that is within the scope of the present or future operations or business of any Related Parties;

(5)	contact, call upon or solicit any customer of the Company, or attempt to divert or take away from the Company the business of any of its customers;

(6)
contact, call upon or solicit any prospective customer of the Company that you became aware of or were introduced to in the course of your duties for the Company, or otherwise divert or take away from the Company the business of any prospective customer of the Company; or

(7)
engage in any activity that is harmful to the interests of the Company, including, without limitation, any conduct during the term of your Service that violates the Company’s codes of conduct or other policies.

(b)	If the Company determines that you violated any provisions of Section 16(a) above during the Restricted Period, you agree that:

(1)	any portion of the Option (whether or not vested) that has not been exercised as of the date of such determination shall be immediately forfeited;

(2)	you shall automatically forfeit any rights you may have with respect to the Option as of the date of such determination; and

(3)
if you exercised all or any part of the Option within the six-month period immediately preceding termination of your Service (or following the date of any such violation), upon the Company’s demand, you shall immediately deliver to it Shares with a Fair Market Value (determined on the date of such demand) equal to the gain realized by you upon such exercise.

(c)	The foregoing remedies set forth in Section 16(b) shall not be the Company’s exclusive remedies. The Company reserves all other rights and remedies available to it at law or in equity.

(d)	The Company may exercise its right to demand forfeiture within ninety days after discovery of such an occurrence but in no event later than fifteen months after your termination of Service.

(e)	For purposes of this Section 16, the following terms shall have the meanings set forth below:

(1)
“Competitive Business” shall mean any person, corporation, not-for-profit organization, or other entity that provides, develops, sells, or markets on-line credit-granting educational products or services in any country in which the Company did business or had customers at any time during the last 12 months of your Service. In the case of an organization that provides, develops, sells, or markets on-line credit-granting educational products or services within or from a distinct, separate division or unit of the organization (the “On-Line Unit”) and also provides, develops, sells, or markets credit-granting educational products or services through other means within other distinct, separate divisions or units, the term “Competitive Business” shall be limited to the On-Line Unit, and shall not apply to the organization as a whole.

(2)
“Confidential Information” means information proprietary to the Company and not generally known (including trade secret information) about the Company’s customers, products, services, personnel, pricing, sales strategy, technology, methods, processes, research, development, finances, systems, techniques, accounting, purchasing, and business strategies. All information disclosed to you or to which you obtain access, whether originated by you or by others, during the period of your Service, shall be presumed to be Confidential Information if it is treated by the Company as being Confidential Information or if you have a reasonable basis to believe it to be Confidential Information.

17.	Incentive Compensation Recoupment. This Award is subject to the Company’s Policy Regarding Executive Compensation Recoupment, as adopted by the Board on February 23, 2011.
By signing the cover page of this Agreement or otherwise accepting this Award in a manner approved by the Company, you agree to all the terms and conditions contained in this Agreement and in the Plan document.